UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 5, 2010

Great Wolf Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51064	51-0510250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

525 Junction Road, Madison, Wisconsin		53717
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	608-662-4700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2010, the registrant entered into Option Surrender Agreements (the "Surrender Agreements") with certain members of its executive management team pursuant to which such individuals surrendered and cancelled certain previously granted stock options (the "Surrendered Options") to purchase shares of the registrant's common stock in order to make additional shares available under the Company’s 2004 Incentive Stock Plan for future equity grants to registrant's employees and officers. Pursuant to the terms of the Surrender Agreements, these individuals and the registrant acknowledged and agreed that the surrender and cancellation of the Surrendered was without any expectation to receive, and was without any obligation on the Company to pay or grant, any cash, equity awards or other consideration presently or in the future in regard to the surrender of the Surrendered Options. The Surrendered Options that were surrendered all had an exercise price $17.00 per share. The aggregate number of shares underlying the Surrendered Options held by each of the individuals surrendering the Surrendered Options was as follows: Kimberly K. Schaefer (100,000); Timothy B. Black (1,000); James A. Calder (100,000); Alexander P. Lombardo (40,000); J. Michael Schroeder (75,000).

Under applicable accounting standards, the registrant will account for the surrender as a settlement for no consideration. As of January 1, 2010, there was no remaining unrecognized compensation expense related to the Surrendered Options. As a result, the surrender and cancellation of the Surrendered Options has no financial effect in the three months or year ended December 31, 2010, or in any future period.

The foregoing description of the Option Surrender Agreements is qualified in its entirety by reference to the form of Option Surrender Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wolf Resorts, Inc.

October 7, 2010	By:	J. Michael Schroeder

Name: J. Michael Schroeder
Title: Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Option Surrender Agreement form